Exhibit 99.1

NEWS RELEASE

Winnebago Industries Board of Directors approves 50% increase to quarterly cash dividend and headquarters move to Eden Prairie, Minnesota

EDEN PRAIRIE, Minnesota – August 18, 2021 – Winnebago Industries, Inc. (NYSE:WGO), a leading outdoor lifestyle product manufacturer, today announced that on August 18, 2021, the Company’s Board of Directors approved a quarterly cash dividend of $0.18 per share payable on September 29, 2021, to common stockholders of record at the close of business on September 15, 2021. Today’s dividend declaration represents a 50% or $0.06 per share increase from the previous quarter.

With this announcement, Winnebago Industries has paid a quarterly cash dividend to common stockholders of record for the last 29 quarters.

“We are pleased to significantly increase the dividend for our shareholders,” said Winnebago Industries Chief Financial Officer Bryan Hughes. “This action further reflects the company’s strong financial position and the sustained appeal of our portfolio of premium outdoor lifestyle brands which leads to a high level of confidence in our future.”

Winnebago Industries also announced today it will be shifting its corporate headquarters address from Forest City, Iowa to Eden Prairie, Minnesota, effective December 1, 2021. The company’s executive offices have been in Minnesota since 2016. There is no planned job loss as a result of the headquarters transition and this action has no physical implication on any manufacturing assets.

“Winnebago Industries has transformed into a broad outdoor lifestyle company with a premium portfolio of brands and products,” said Winnebago Industries President and Chief Executive Officer, Michael Happe. “Over the past several years, through strategic growth investments, we have expanded our company’s footprint to now include locations in Iowa, Indiana, Florida and Minnesota. Our Twin Cities location has been and will continue to be an effective resource for executing our vision as a premier outdoor recreation enterprise, as it supports the growth of all of our strong brands. We are genuinely proud of our historical roots in Forest City and the incredible contributions of all our past and current Iowa employees to the company’s success through the years.”

Winnebago Industries currently employs approximately 6,500 employees with approximately 100 employees based out of its Eden Prairie office. Following the transition, Winnebago Industries will remain strongly rooted in North Iowa. The company’s Iowa operations will continue to be the manufacturing hub of Winnebago motorhome and specialty vehicles products and currently employs approximately 2,100 people with plans to add team members in the next twelve months to meet increased demand for Winnebago RV products. The company continues to implement major infrastructure and economic investments to support employees, training and job growth at its North Iowa campuses including:
•Providing multi-year support totaling $500,000 to the John V. Hanson Career Center, an initiative to provide students with educational opportunities and skills in high demand areas including advanced manufacturing.
•Initiating a hiring campaign to meet increased demand in Winnebago RVs and the need to add additional new team members in North Iowa over the next year.
•Implementing facility improvements and expanding motorhome manufacturing capacity

“North Iowa has been home to Winnebago Industries for 63 years and it will remain a critical community for current operations and future growth,” said Huw Bower President, Winnebago Outdoors. “We are committed to supporting North Iowa and being active contributors to the community as we to strive to further develop our storied Winnebago brand by driving it to new heights through a relentless focus on quality, service and innovation.”

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor lifestyle products and commercial vehicles under the Winnebago, Grand Design, Chris-Craft and Newmar brands, which are used primarily in leisure travel and outdoor recreation activities. Winnebago Industries has previously announced it has entered into a definitive agreement to acquire Barletta Pontoon Boats, the industry’s fastest-growing, premium pontoon boat manufacturer. Winnebago Industries builds quality motorhomes, travel trailers, fifth-wheel products, boats, and commercial community outreach vehicles. Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota, and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Contact: Steve Stuber - Investor Relations - 952-828-8461 – srstuber@wgo.net
Media Contact: Sam Jefson – Public Relations Specialist – 641-585-6803 - sjefson@wgo.net